FOX FACTORY HOLDING CORP.
2013 OMNIBUS PLAN

Amendment to Restricted Stock Unit Award Agreement

WHEREAS, by a Restricted Stock Unit Award Agreement effective as of May 4, 2017 (the “Agreement”), Fox Factory Holding Corp., a Delaware corporation (“Fox Factory” or “Company”) granted to Carl Nichols (the “Participant”) a Restricted Stock Unit Award consisting of the right to earn an aggregate of 1,555 shares of common stock, par value $0.001 per share, of the Company subject to the terms and conditions set forth in the Agreement.
WHEREAS, the Company and the Participant desire to amend the Agreement to accelerate the vesting of the Award.
NOW, THEREFORE, the definition of “Performance Period” shall be amended in its entirety to provide as follows:
“May 4, 2017 through January 4, 2018”
FURTHER, Section 2(b) of the Agreement shall be amended in its entirety to provide as follows:
“(b) Subject to the terms of this Agreement and those of the Plan, this Award shall vest on January 4, 2018; provided that the Participant’s service as a Director of the Company has not ceased before the particular vesting date. Notwithstanding the foregoing, this Award shall vest with respect to all of the Shares, upon the occurrence of the death of the Participant or a Change of Control of the Company; provided in each case that the Participant’s service with the Company has not ceased before the date of the occurrence of such event.”

FOX FACTORY HOLDING CORP.

/s/ Larry L. Enterline
Larry L. Enterline
Chief Executive Officer
Date: 1/4/2018

PARTICIPANT

/s/ Carl Nichols
Carl Nichols
Date: 1/4/2018